Exhibit 4.5

Consulting Agreement

THIS AGREEMENT made as of the 1st day of May, 2004, between Citotech Systems Inc.  (the “Company”) and Maxwell Mercantile Inc.  (the “Consultant”).

WHEREAS:

1. The principal focus of the Company is the acquisition, further development, and marketing of energy saving technologies.

2. The Company wishes to engage the services of the Consultant to perform the functions of Corporate Finance and Management Consultant;

3. The Consultant recognises and acknowledges that the Company has invested substantially in the development of its products and business, and that the Consultant will benefit from the said investments of the Company and from its name, goodwill, contacts and corporate reputation;

4. The Consultant will become aware of information regarding the customers, activities, techniques, business lists, contacts, products and financial information of the Company along with other confidential matters and trade secrets;

5. The Consultant recognises that in order to fulfil its obligations hereunder, the Company will entrust the Consultant with these confidential matters and trade secrets, but only for the sole use and benefit of the Company;

IN CONSIDERATION of their respective duties and obligations the Company and the Consultant (collectively, “the parties”) do hereby agree as follows:

1. Recitals

The Parties acknowledge and agree that the recitals set out above are true and correct, and, are hereby incorporated into, and form part of, this Consulting Agreement.

2. Appointment

(1) The Company agrees to retain the services of the Consultant to perform the functions of Corporate Finance and Management consulting, for an initial term (the “Term”) of one year commencing on May 1st, 2004, and, the Consultant agrees to provide such services to the Company in such capacity.

(2) The Parties agree that this Consulting Agreement may be renewed, upon the written agreement of the Parties following the expiry of the initial one year term referenced at paragraph 2(1) above, for additional terms of one year, subject to the understanding that in the final ninety days of the initial one year term of this Consulting Agreement, they will meet to negotiate the provisions of the renewal agreement.

(3) Should the renewal negotiations not be concluded by the end of the Term then, during the continuation of such negotiations, the Parties agree that the terms and provisions of this Consulting Agreement will be continued on a month-to-month basis.

3. Services

(1) The Consultant agrees that the Services to be provided under this Consulting Agreement will be provided personally by Theodore Konyi and Allan Thompson.

(2) The Consultant shall at all times and in all respects do its utmost to enhance and develop the business interests and welfare of the Company.

(3) The Consultant agrees to provide the Services contracted for hereunder, and, to undertake such other responsibilities as may be requested of the Consultant by the Company from time to time.

(4) The Consultant further agrees to be subject to such supervision as may be imposed by the Company, and, the Consultant further agrees to furnish regular reports and any other data and information as may, from time to time, be requested by the Company.

(5) The Consultant acknowledges and agrees that any and all inventions, topography, design, devices, programs, techniques, equipment or improvement thereto, assemblies of information, data, processes, formula, plan, skill, method of manufacture, research, goods, device, structure, machinery, or method of doing business, developed or being developed, made, used, sold or installed by or known to the Company during the Term of this Consulting Agreement, or resulting from, or suggested by any work which the Consultant may undertake for the Company or any other intellectual property made in the course of providing the Services hereunder, all of which is hereinafter referred to as "the Intellectual Property", shall be, and shall remain, the exclusive property of the Company. the Consultant specifically acknowledges and agrees that the Consultant has no interest whatsoever in the Intellectual Property, notwithstanding the fact that the Consultant may have created or contributed to the creation of same.

(6) The Consultant hereby waives any moral rights that the Consultant may have with respect to the Intellectual Property.

(7) The Consultant further agrees to disclose to the Company, and to preserve as strictly confidential, full particulars of the Intellectual Property, and undertakes and agrees to maintain at all times adequate and current written records pertaining thereto, which records shall be, and shall remain, the sole and exclusive property of the Company.

(8) The Consultant agrees that the Company alone shall have the exclusive right to apply for, prosecute and obtain any and all copyrights, patents, industrial designs, trademarks, or any other intellectual property in respect of the Intellectual Property. The Consultant agrees, both during the Term of this Consulting Agreement and thereafter, to execute and demand any such applications, transfers, assignments and other documents which the Company may deem necessary or desirable for the purpose of vesting in, or assigning to, the Company all title to the Intellectual Property, and for the purpose of applying for, prosecuting and obtaining registrations for any and all copyrights, patents, industrial designs, trade marks, topographies or any and all other intellectual property in respect thereof. The Consultant further undertakes and agrees, to co-operate and assist in every way possible in the prosecution of any such applications, and the Consultant acknowledges that this agreement to co-operate and assist in the prosecution of any such applications shall continue notwithstanding the termination of this Consulting Agreement.

4. Confidentiality

(1) The Consultant acknowledges that, in connection with the Services being rendered under this Consulting Agreement, the Consultant will acquire and make use of confidential information and trade secrets of the Company or its business including, but not limited to, customer lists, financial statements, software design and documentation, manufacturing techniques, internal memoranda, marketing programs, reports and similar business systems, practices and procedures used or implemented by the Company, and other materials or records of a proprietary nature which are not generally known to the public (all of which is hereinafter referred to as the “Confidential Information”), and that maintenance of the proprietary character of such information, to the full extent feasible, is important to the Company.

(2) In order to protect the Company’s Confidential Information, the Consultant hereby agrees as follows:

(a)

to hold the Confidential Information in strictest confidence and not use or disclose such Confidential Information without the written authorization of the Company, except in connection with the Services being rendered under this agreement; and

(b)

to return to the Company upon termination of this Consulting Agreement all materials relating to all Confidential Information, coming into the Consultant’s possession during the Term of this Consulting Agreement or during any period of renewal hereof.

(3) In the event of the breach of the terms of paragraph 4(2) above, the Consultant acknowledges that the Company shall be entitled to an injunction restraining such breach, in addition to any other remedy in law or in equity to which it might be entitled. No termination or cancellation of this Consulting Agreement by the Company shall relieve the Consultant of any of the obligations hereunder with respect to any Confidential Information.

5. Compensation

(1) The Company hereby agrees that the Consultant shall be compensated in the following manner:

(a)

$5,000.00 per month payable to the Consultant immediately upon the submission by the Consultant of monthly invoices for Services rendered by the Consultant;

(b)

An option to acquire 666,000 common shares of the Company with a price set at the maximum discount allowable by the TSX Venture Exchange.

(c)

The Company shall pay any fees, commissions or expenses, as negotiated with the Consultant, in respect of any funds raised, either by private placement or debenture issuance, for the Company in agreement with the conditions as laid out by the TSX Venture Exchange.

(d)

The Company shall pay to the Consultant at the same times and in the manner provided for in the Excise Tax Act (Canada) all Goods and Services Tax ("GST") payable in respect of the Services provided hereunder, including without limitation, such taxes calculated on or in respect of amounts payable by the Company under this Consulting Agreement; and

(2) The Parties understand and agree that any and all deductions, assessments and remittances required as a result of the compensation payable to the Consultant pursuant to paragraph 5 of this Consulting Agreement shall be and remain the sole responsibility of the Consultant.

6. Termination of Agreement

(1) The Term of this Consulting Agreement shall be the Term specified in paragraph 2(1).

(2) The Company may elect to terminate this Consulting Agreement at any time upon paying the Consultant the equivalent of the Consultant’s compensation, as specified in paragraph 5 above, for a period of six months.

(3) The Consultant may terminate this Consulting Agreement at any time during the Term hereof and during the term of any negotiated renewal period by providing the Company with one month’s advance written notice of the Consultant’s intention to do so.

(4) Notwithstanding any other provision hereof, the Company may terminate this Consulting Agreement at any time for cause without prejudice to any other remedy to which the Company may be entitled either at law, in equity or otherwise. For the purposes of this paragraph 6, the term “cause” shall include, without limitation, dishonesty, theft, a material breach of business ethics as are customary in the trade, willful or persistent neglect of duties, and any material breach of this Consulting Agreement. The term “cause” shall also include the failure of the Consultant, for any reason, within 15 days after receipt by the Consultant of written notice from the Company, to correct, cease or otherwise alter the Consultant’s failure to comply with instructions or other action or failure to act that, in the opinion of the Company, does or may adversely affect its business or operations.

7. Waiver

No waiver of any provision of this Consulting Agreement shall be effective unless it is in writing and signed by the party waiving its rights, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8. Notice

Any notice required to be given, served or delivered to either of the Parties hereto shall be sufficient if it is in writing and sent by certified or registered mail, with proper postage prepared, addressed as follows;

Maxwell Mercantile Inc.

Citotech Systems Inc.

321 – 1530 56th Street

Suite 1200, 543 Granville Street

Delta, British Columbia

Vancouver, British Columbia

V4L 2A8

V6C 1X8

Or to such other address as either Party hereto may, from time to time, designate by written notice to the other.

9. Governing Law

(1) This Consulting Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia.

(2) If any provision or part thereof of this Consulting Agreement is determined to be prohibited by, or invalid under, applicable law, then, such provision or part thereof shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Consulting Agreement.

10. Entire Agreement

The Parties understand and agree that this Consulting Agreement sets forth the entire agreement of the Parties, and further that all prior agreements existing between them, whether oral or written, are hereby replaced and superseded. The Parties further agree that this Consulting Agreement may be changed or modified only by a written document signed by the Party against whom the enforcement of any such change or modification is sought.

AND THE PARTIES have signed this agreement in the City of Vancouver, in the Province of British Columbia on this ________day of _________________, __________.

Citotech Systems Inc. (“the Company”)

Per:

Shaun Maskerine

Maxwell Mercantile Inc. (“the Consultant”)

Per:

Theodore Konyi